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                                   EXHIBIT 21

                         Subsidiaries of the Corporation

The following bank subsidiary is a national bank and is organized under the laws of the United States:

         First National Bank in Manitowoc

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin and are subsidiaries of First National Bank in Manitowoc:

         United Financial Services, Inc. (data center subsidiary)
         Insurance Center of Manitowoc, Inc. (insurance agency subsidiary)

The following non-bank subsidiary is organized under the laws of the State of Nevada and is a subsidiary of First National Bank in Manitowoc:

         FNBM Investment Corp. (investment subsidiary)